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                                                                   EXHIBIT 10.16

February 29, 2000

Mr. Frank A. Newman
820 South Bayside Drive
Tampa, FL 33609

Re:  Employment Agreement

Dear Frank:

On behalf of more.com, I am pleased and delighted to confirm the terms of our agreement for you to become the President and Chief Executive Officer of more.com. This offer is conditional upon your acceptance of the terms and conditions of this offer of employment and your execution a mutually agreeable Employee Confidential Information and Inventions Agreement.

Your position with more.com will be President and Chief Executive Officer. You will also be a member of the more.com Board of Directors. You will be responsible for all of the strategic and operational activities of more.com, and report directly to the Board of Directors. As we discussed, your position is a full-time position, and your employment will commence as soon as is practicable. (The date your employment commences is referred to as your Start Date.)

Your initial base salary will be $500,000 per year, payable at the frequency and in accordance with more.com's regularly established payroll policies. You will also receive, as we have discussed, a $1,000,000 "Sign-On" Bonus, payable on your Start Date. However, if you would prefer, more.com can issue you on your Start Date $1,000,000 worth of restricted common stock, valued at $4.82 per share. This restricted common stock will vest as follows: one-quarter on the first anniversary of your Start Date, and the remainder in 1/36 increments over the 36 months following the first anniversary of your Start Date. This bonus (either in cash or restricted stock) is forfeitable by you only in the event you voluntarily terminate your employment with more.com, other than as a result of a change in control, within the first year of your Start Date. We would suggest that you seek the advice of your financial and legal advisors regarding the tax implications for you of a restricted common stock grant. Additionally, you will receive a guaranteed $250,000 bonus, payable within thirty (30) days of the anniversary of your Start Date, as a first-year performance bonus. more.com will be establishing an annual cash performance incentive plan going forward, in which all officers will be able to participate. All payments to you will be subject to legally required withholding. It is more.com's policy to review salary, and overall compensation levels annually. Accordingly, your base salary and other compensation, including cash performance bonuses and follow-on stock option grants, may be reviewed and adjusted or provided annually at more.com's sole discretion based on company and individual performance; raises in compensation are not guaranteed. In no way whatsoever, however, will your base salary decline in any way.
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Frank A. Newman
February 29, 2000
Page 2


You will also be eligible to participate in the employee benefits generally made available to our officer-level employees from time to time. At the present time, those benefits include health, dental, and vision insurance for you and your family, a 401(k) plan, a flexible spending plan, parking, a partial health club membership, provision of a cell phone, use of a lap-top computer, and paid time off in accordance with applicable benefit plans and more.com's written policies, as they may be amended from time to time at more.com's discretion. We will also provide to you a supplemental short-term disabiity, long-term disability, and life insurance policy with a benefit equal to at least three times your base salary.

more.com has a company option plan that permits many of our employees to participate in the equity ownership of more.com. Our Board of Directors has approved an option grant to you of 1,663,752 options, in the form of a combination of ISO and NQ options, which represents 5% of the outstanding shares of more.com, on a fully-diluted basis (post-Series E and the Comfort Living acquisition, both of which closed last week). The price of your options will be at $4.82 per share, assuming a Start Date no later than April 1, 2000. These options will be subject to the terms of the Option Plan and your execution of an Option Agreement. One-quarter of these options will vest on the first anniversary of your Start Date, and the remaining stock will vest in 1/36 increments over the 36 months following the first anniversary of your Start Date.

In connection with a change of control, as that term is defined in the Option Plan, you will receive those benefits that are enumerated in the Compensation Protection Agreement (which includes a benefit of two years base salary and bonus, as well as accelerated vesting of options, the latter subject only to certain "pooling" restrictions), the form of which has been approved by the Board of Directors, and will require your execution on your Start Date.

In connection with your relocation from Largo, Florida to the San Francisco Bay area, more.com will provide to you a one-time, up-front allowance of $500,000 to use to pay for all of your relocation costs and needs. What you do not use of this allowance for relocation is yours to keep. In addition, more.com will gross you up for the incremental federal and state income tax liability you incur in connection with this $500,000 allowance, so that the impact of this payment is tax-neutral to you. more.com will not be responsible in any way for any of your relocation expenses as a result of providing to you this allowance.

You will devote your best efforts to the performance of your job for more.com. While employed at more.com, you will not undertake any other activity requiring your business time and attention without Board approval, with the exception of your current participation on the Boards of Directors of Jabil Circuit, AmSouth Bank, JoAnn Stores, and the National Assocation of Chain Drug Stores.
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Frank A. Newman
February 29, 2000
Page 3


We agree that you intend to resign as soon as practicable from the Boards of AmSouth Bank and JoAnn Stores. You agree that you will not support (by way of investment* or otherwise) any activity that is competitive with more.com's business or pose a conflict of interest with that business. You will follow more.com's policies and procedures (including our policies protecting other employees against discrimination and sexual harassment) as made available to you from time to time. As a condition of your employment, you will execute a mutually agreeable Employee Confidential Information and Inventions Agreement.

Your employment with more.com will be "at will"; in other words, either you or more.com will have the right to terminate your employment with more.com at any time, for any reason, with or without notice and with or without cause, at your or our discretion, subject to the terms of this paragraph and paragraph six above. In the event, however, that you are terminated without cause (outside of a change in control circumstance), you will receive a severance benefit equal to twice your base salary. If you are terminated within one year from your Start Date, 25% of your options will automatically vest upon the termination date.

In the unlikely event of a dispute between more.com and you arising out of your employment or the termination of your employment, we each agree to submit our dispute to binding arbitration. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. Arbitration will be held in San Francisco, California in front of three arbitrators in accordance with the Employment Arbitration Rules of the American Arbitration Association. Each party will select an arbitrator of his choice; both arbitrators will then select a third arbitrator. The arbitration decision will be based on a majority decision by the three-person arbitration panel. While this agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), it is not applicable to your rights under the California Workers' Compensation Law, which are governed under the special provisions of that law, or to enforcement of the Employee Confidential Information and Inventions Agreement that you are signing.

Frank, we are very excited about your joining us. Please sign and return a copy of this letter to me, keeping a copy for your records. The terms set forth in this letter supersede all prior agreements,


* other than ownership of less than 1% of publicly traded shares of competitors
                                                          (initialled) DMK FAN
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Frank A. Newman
February 29, 2000
Page 4


understandings and representations between us concerning the subject matter of this letter. On behalf of the Board of Directors, we look forward to your joining more.com.

Sincerely,

/s/ Donald M. Kendall, Jr.

Donald M. Kendall, Jr.
Chief Executive Officer



I, Frank Newman, understand and agree to the above terms. I understand that my employment with more.com is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.


Signed:   Frank A. Newman
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